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CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Statement of Additional Information constituting part of this Post-Effective Amendment
No. 35 to the registration statement on Form N-1A (the "Registration Statement") of our report dated February 10, 1997, relating to the financial statements and financial highlights appearing in the December 31, 1996 Annual Report to Shareholders of Morgan Stanley Institutional Fund, Inc., which are also incorporated by reference into the Registration Statement. We also consent to the reference to us under the heading "General Information - Independent Accountants" in the U.S. Equity Plus Portfolio Prospectus and under the heading "Financial Statements" in the Statement of Additional Information.


/s/ Price Waterhouse LLP

PRICE WATERHOUSE LLP
1177 Avenue of the Americas
New York, New York 10036
April 28, 1997